Kiwa Bio-Tech Signed a Distribution Agreement with Kangtan Gerui (Beijing) Bio-Tech Co., Ltd.

CLAREMONT, Calif., December 17, 2015 (Marketwired) — Kiwa Bio-Tech Products Group Corporation (OTCBB: KWBT) reported today that it has signed an agreement with Kangtan Gerui (Beijing) Bio-Tech Co., Ltd. and formally awarded distribution and sales rights with respect to Kiwa fertilizer products in three major agricultural regions of China—Hainan Province, Hunan Province and Xinjiang Autonomous Region. Since August 2015, Kiwa’s research and development department has been conducting application experiments in Hainan and Hunan Provinces according to market requirements. The data derived from the experiments indicates that Kiwa fertilizer products have already fulfilled the requirements of reduction of content of heavy metals in soil and improvement in crop yield. Kangtan Gerui (Beijing) Bio-tech Co., Ltd. was founded in Beijing in April 2015 and relies on the sales network of China’s Supply and Marketing Cooperatives system. Currently, Kangtan Gerui and Kiwa do not have any mutual ownership, but they expect to potentially have collaboration and integration in the future.

Jimmy Zhou, CEO of Kiwa stated, “Kiwa hopes to gradually rebuild the market sales network of Kiwa products in China through this agreement. In addition, we plan to incorporate sales companies like Kangtan Gerui into Kiwa by means of cooperation, acquisition and other cooperation strategies. Kangtan Gerui’s sales network through China’s Supply and Marketing Cooperatives system is China’s state-owned fertilizer sales network, which controls 80% of China’s fertilizer market. We believe that this association will further improve our sales performance in the future.”

About Kiwa Bio-Tech Products Group Corporation

We develop, manufacture, distribute and market innovative, cost-effective and eco-friendly bio-technological products for agriculture. Our main product groups are bio-fertilizer, biologically enhanced livestock feed. Our products are designed to enhance the quality of human life by increasing the value, quality and productivity of crops and decreasing the negative environmental impact of chemicals and other wastes. Our businesses include bio-fertilizer and bio-enhanced feed.

Kiwa’s new strategy is to implement top-vision planning for marketing Kiwa’s current bio-fertilizer products, along with the construction of a “green agriculture” safe food platform in China. Our goal is to build market trust in our Kiwa brand, gradually entering China’s trillion dollar “green” agricultural produce market.

For more information on Kiwa and its products, please refer to the website at www.kiwabiotech.com or the Company filings with the United States Security and Exchange Commission, available for free at www.sec.gov

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described by the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company’s reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company’s estimates as of the date of the press release, and subsequent events and developments may cause the Company’s estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company’s estimates of its future financial performance as of any date subsequent to the date of this press release.

CONTACT:	Kiwa Bio-Tech Products Group Corporation

Yvonne Wang

(626) 715-5855

yvonne@kiwabiotech.com